                                                                    EXHIBIT 99.1

                      FIRST FEDERAL FINANCIAL BANCORP, INC.
                                415 CENTER STREET
                               IRONTON, OHIO 45638


RELEASE DATE:       APRIL 25, 2002

CONTACT:            I. VINCENT RICE
                    President
                    (740) 532-6845

                    FIRST FEDERAL FINANCIAL BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

                    IRONTON, OHIO--(OTCBB:FFFB). First Federal Financial Bancorp, Inc. (the "Company"), announced today that it earned $140,744, or $.33 per share, and $224,997, or $.53 per share, for the three and six months ended March 31, 2002, respectively, as compared to $69,926, or $.16 per share, and $128,803, or $.27 per share, for the three and six months ended March 31, 2001, respectively.

                    The Company paid a regular quarterly dividend of $.07 per share for the 2002 and 2001 quarters.

                    Net interest income increased $104,601, or 22.8%, from $459,746 for the 2001 quarter to $564,347 for the 2002 quarter. Interest income decreased $96,990, or 7.7%, but was more than offset by a $201,591, or 25.4%, decrease in interest expense. The decrease in interest income resulted primarily from decreases in the average volumes of the loan and mortgage-backed securities portfolios. The decrease in interest expense resulted primarily from decreased rates paid on deposits and Federal Home Loan Bank advances due to declining market rates of interest.

                    The Company provided $15,000 for loan losses during the 2002 quarter as compared to $13,000 for the 2001 quarter in order to bring the allowance for loan losses to an adequate level, based on management's evaluation of the quality of the loan portfolio and current economic conditions.

                    Non-interest income, which primarily consists of service charges on deposit accounts, and other service charges, commissions and fees, increased $5,671, or 19.7%, totaling $34,502 for the 2002 quarter as compared to $28,831 for the 2001 quarter.

                    Non-interest expense remained relatively unchanged, totaling $373,642 for the 2002 quarter as compared to $375,182 for the 2001 quarter.

                    The provision for income taxes increased $38,994, or 128.0%, from $30,469 for the 2001 quarter to $69,463 for the 2002 quarter due to the increase in pretax income.

                    For the six months ended March 31, 2002 as compared to March 31, 2001, net interest income increased $168,543, or 18.4%, from $916,140 to $1,084,683. Interest income decreased $135,832, or 5.4%, but was more than offset by a $304,375, or 19.1%, decrease in interest expense. The decrease in interest income resulted primarily from decreases in the average volumes of the loan and mortgage-backed securities portfolios and from lower yields earned on these assets. The decrease in interest expense resulted primarily from decreased rates paid on advances from the Federal Home Loan Bank and on deposits due to declining market rates of interest.

                    The Company provided $31,000 for loan losses during the 2002 six month period as compared to $19,000 for the 2001 six month period in order to bring the allowance for loan losses to an adequate level, based on management's evaluation of the quality of the loan portfolio and current economic conditions.

                    Non-interest income remained relatively unchanged totaling $61,005 for the 2002 six month period as compared to $59,261 for the 2001 six month period.

                    Total non-interest expense increased $8,158, or 1.1%, from $771,958 for the six months ended March 31, 2001 to $780,116 for the six months ended March 31, 2002. There were no significant changes in the components of non-interest expense for the six month period.

                    The provision for income taxes increased $53,935, or 96.9%, from $55,640 for the 2001 six month period to $109,575 for the 2002 six month period due to the increase in pretax income.

                    At March 31, 2002, the Company had $69.3 million in total assets, $60.4 million of total liabilities, and $8.9 million of total stockholders' equity. The Bank is the Company's only subsidiary, which conducts business from its main office located in Ironton, Ohio, and one full service branch located in Proctorville, Ohio.






              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                                               CONDENSED BALANCE SHEETS

                                                                                    March 31,             September 30,
                                                                                      2002                    2001
                                                                                   (Unaudited)
                                                                                   -----------           ---------------
Total Assets                                                                     $    69,272,896         $    70,986,081
Investment Securities Held to Maturity                                                 4,273,887               2,879,973
Investment Securities Available for Sale                                                 601,989                 659,023
Loans Receivable, net                                                                 51,115,484              52,274,784
Mortgage-Backed Securities Held to Maturity                                            3,848,909               4,296,086
Mortgage-Backed Securities Available for Sale                                          5,365,858               6,203,315
Deposits                                                                              50,129,679              51,115,536
Advances from Federal Home Loan Bank                                                   9,880,078              10,837,289
Total Liabilities                                                                     60,391,995              62,275,831
Total Stockholders' Equity                                                             8,880,901               8,710,250

                                                CONDENSED STATEMENTS OF INCOME

                                                          Three Months                          Six Months
                                                         Ended March 31,                      Ended March 31,
                                               ----------------------------------  ------------------------------------
                                                    2002               2001             2002                 2001
                                                (Unaudited)         (Unaudited)      (Unaudited)          (Unaudited)
                                               ---------------   ----------------  ----------------    ----------------
Interest Income                                $     1,156,639   $      1,253,629   $     2,377,568    $      2,513,400
Interest Expense                                       592,292            793,883         1,292,885           1,597,260
                                               ---------------   ----------------   ---------------    ----------------
Net Interest Income                                    564,347            459,746         1,084,683             916,140
Provision for Loan Losses                               15,000             13,000            31,000              19,000
                                               ---------------   ----------------   ---------------    ----------------
Net Interest Income After
  Provision for Loan Losses                            549,347            446,746         1,053,683             897,140
Non-Interest Income                                     34,502             28,831            61,005              59,261
Non-Interest Expense                                   373,642            375,182           780,116             771,958
                                               ---------------   ----------------   ---------------    ----------------
Income Before Provision
  for Income Taxes                                     210,207            100,395           334,572             184,443
Provision for Income Taxes                              69,463             30,469           109,575              55,640
                                               ---------------   ----------------   ---------------    ----------------
Net Income                                     $       140,744   $         69,926   $       224,997    $        128,803
                                               ===============   ================   ===============    ================
Earnings Per Share:
  Basic                                        $           .33   $            .16   $           .53    $            .27
                                               ===============   ================   ===============    ================
  Diluted                                      $           .33   $            .16   $           .53    $            .27
                                               ===============   ================   ===============    ================